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                                                                   EXHIBIT 11.01

               EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

               CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FOR THE YEARS ENDED JUNE 30,
                                                                 -------------------------------
                                                                  1994        1995        1996
                                                                 -------     -------     -------
Income (loss) before extraordinary item.......................   $(1,702)    $ 1,513     $ 6,846
Extraordinary loss on early extinguishment of debt............         -           -         926
                                                                 -------     -------     -------
Net income (loss).............................................    (1,702)      1,513       5,920
Dividends on preferred stock..................................     2,249       2,249       2,249
                                                                 -------     -------     -------
Net income (loss) allocable to common shareholders............   $(3,951)    $  (736)    $ 3,671
                                                                 =======     =======     =======
Weighted average common shares outstanding during the year....    13,893      13,893      13,893
Dilutive effect of options issued one year prior to the
  offering....................................................       150         150         150
Effect of shares issued upon exercise of options and
  warrants....................................................         -(1)        -(1)    6,509
                                                                 -------     -------     -------
Weighted average primary shares...............................    14,043      14,043      20,552
Effect of shares issued upon conversion of preferred stock....         -(1)        -(1)    3,408
                                                                 -------     -------     -------
Weighted average fully diluted shares.........................    14,043      14,043      23,960
                                                                 -------     -------     -------
PER SHARE DATA
Primary:
  Income (loss) before extraordinary item.....................   $  (.28)    $  (.05)    $   .22
  Net income (loss)...........................................      (.28)       (.05)        .18
Fully Diluted:
  Income (loss) before extraordinary item.....................      (.28)       (.05)        .19
  Net income (loss)...........................................      (.28)       (.05)        .15

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(1) The exercise of common equivalent shares and the conversion of preferred stock are not assumed to occur when the effect is antidilutive.